Exhibit 10.29

FIRST AMENDMENT TO LEASE AGREEMENT
THIS FIRST AMENDMENT TO LEASE AGREEMENT (this “Amendment”) dated as of May 22, 2017 (the “Effective Date”) by and between MM (UT) QRS 11-59, INC., a Delaware corporation (“Landlord”), as lessor, and MERIT MEDICAL SYSTEMS, INC., a Utah corporation (“Tenant”), as lessee.
W I T N E S S E T H :
WHEREAS, QRS 11-20 (UT), INC., a Utah corporation (“Original Landlord”) and Tenant entered into that certain Lease Agreement dated as of June 8, 1993 (the “Original Lease”), as such Original Lease was assigned pursuant to that certain Assignment and Assumption of Lease dated August 29, 2002 (the “Assignment”) from Original Landlord to Landlord, and amended by that certain Addendum to Lease Agreement dated April 24, 2003 (the “Addendum”, and collectively with the Original Lease and Assignment, the “Existing Lease”), with respect to certain real property located at 1600 West Merit Parkway, South Jordan, UT (the “Leased Premises”); and
WHEREAS, Landlord and Tenant executed in error that certain First Amendment to Lease Agreement dated May 8, 2017 (the “Erroneous Amendment”) and hereby desire (i) to deem such Erroneous Amendment null and void and (ii) to further amend the Existing Lease to (A) extend the initial Term of the Lease, (B) revise Basic Rent and (C) provide Tenant with the Reimbursement (defined hereinafter), a right of first offer and the Tenant Improvement Allowance (defined hereinafter), among other things.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby covenant and agree as follows:
1.Definitions. All capitalized terms contained in this Amendment shall, for the purposes hereof, have the same meanings ascribed to them in the Existing Lease unless otherwise defined herein. As used herein, the term “Lease” shall mean the Existing Lease as amended by this Amendment and as hereafter amended.

2.Lease Amendments. Effective as of the Effective Date, the Existing Lease is hereby amended as follows:

a.    Paragraph 5 of the Lease is hereby amended and restated in its entirety as follows:

“5. Term
(a)    Subject to the provisions hereof, Tenant shall have and hold the Leased Premises for an initial term (such term, as actually extended or renewed in accordance with the provisions hereof, being called the “Term”) commencing on June 8, 1993 and expiring on December 31, 2037 (the “Expiration Date”).
(b)    Provided that if, on or prior to the Expiration Date or any other Renewal Date (as hereinafter defined) this Lease shall not have been terminated pursuant to any provision hereof, then on the Expiration Date and on the tenth (10th) anniversary of the Expiration Date (the Expiration Date and such anniversary being a “Renewal Date”), the term shall be deemed to have been automatically extended for an additional period of ten (10) years, unless Tenant shall notify Landlord in writing at least 18 months prior to the next Renewal Date that Tenant is terminating this Lease as of the next Renewal Date.”
b.    Paragraphs 35 and 36 of the Lease are hereby deleted in their entirety.

c.    Exhibit D of the Lease is hereby deleted in its entirety and replaced with “Exhibit D” attached hereto and made a part hereof.

3.Basic Rent.

a.    Tenant shall pay Basic Rent pursuant to Exhibit D, attached hereto, as of April 1, 2017 (the “Extension Commencement Date”).

b.    The parties hereto acknowledge that Tenant overpaid Basic Rent for the period beginning on the Extension Commencement Date through and including July 31, 2017 in the total amount of $60,918.45. Accordingly, Landlord shall provide a credit to Tenant for $60,918.45 toward the next quarterly installment of Basic Rent due pursuant to the Lease on August 1, 2017.

4.Reimbursement for Completed Tenant Improvements and Rent. Within thirty (30) days of Effective Date, Landlord shall reimburse Tenant in the amount of One Million Six Hundred Forty-One Thousand Eight Hundred Ninety-Eight and 39/100 Dollars ($1,641,898.39) (the “Reimbursement”) pursuant to the wiring instructions attached hereto as “Schedule 1” for costs incurred by Tenant related to certain Improvements completed by Tenant and certain rental reimbursements.

5.    Tenant Improvement Allowance.

a.    Landlord shall provide to Tenant an improvement allowance (“TI Allowance”) equal to $967,245.00 for Approved Work (hereinafter defined) to be completed by Tenant that Tenant deems necessary or desirable for its continued use and occupancy of the Leased Premises. Landlord shall reimburse Tenant after the completion of the Approved Work. As used herein, “Approved Work” shall be performed in accordance with Paragraph 13 of the Lease and shall mean (i) physical improvements to the building(s) located on or comprising a part of the Leased Premises, including, but not limited to, all interior and exterior improvements or modifications to such building(s) and the addition of solar panels to the Building(s), the upgrade or replacement of building systems (HVAC, plumbing and electrical), and any improvements to the parking area or the land comprising the Leased Premises, including landscaping replacement or upgrades, and (ii) certain soft costs (which soft costs shall not, in any event, exceed thirty percent (30%) of the TI Allowance), including, but not limited to, space planning, space programming, interior design, design development drawings, construction drawings, electrical / mechanical / plumbing / engineering drawings, approval fees, and other construction design costs. Notwithstanding the foregoing, “Approved Work” shall specifically exclude the purchase of moveable furniture, fixtures or other equipment which have no permanent connection to the Leased Premises.

b.    Approved Work eligible for reimbursement from the TI Allowance may be performed at any time after the Effective Date and prior to February 1, 2022 (the “Outside TI Completion Date”). Tenant may make no more than five (5) draw requests (each a “Reimbursement Demand”) and each Reimbursement Demand shall be for no less than $100,000.00 and shall be requested prior to April 1, 2022 (the “Outside TI Submission Date”); provided, however, that the final Reimbursement Demand may be for less than $100,000.00 if such Reimbursement Demand is for the previously unpaid balance of the TI Allowance, even if such balance is less than $100,000.00.

c.    Tenant shall submit to Landlord the following documentary evidence (the “TI Documents”) with each Reimbursement Demand: (i) invoices for the Approved Work; (ii) proof of payment by Tenant of such invoices; (iii) reasonably satisfactory evidence that the Approved Work for which the Reimbursement Demand is made has been completed on a lien free basis, which evidence may include a lien waiver executed by Tenant’s contractor in respect of the alterations and improvements described in Tenant’s contract with contractor for the Approved Work and a copy of a lien waiver executed by each subcontractor who provides goods and services in connection with such Approved Work who is entitled to receive $10,000.00 or more in connection with the furnishing of those goods and services; and (iv) certification in writing by Tenant delivered to Landlord stating that all Approved Work completed in connection with the Reimbursement Request has been completed in a workmanlike manner in accordance with the terms of the Lease in a manner acceptable to Tenant. Landlord shall distribute to Tenant the funds requested in the Reimbursement Demand within thirty (30) days of Landlord’s receipt of the TI Documents in accordance with the terms hereof.

d.    If the aggregate amount of the cost for all Approved Work exceeds the amount of the TI Allowance, Landlord will have no liability for the excess. Tenant acknowledges and agrees that any and all work, including, without limitation, the Approved Work, performed shall be performed or made by Tenant in accordance with applicable provisions of the Lease. Tenant acknowledges and agrees that any portion of the TI Allowance that is not included in a Reimbursement Request submitted on or before the Outside TI Submission Date shall not be available for reimbursement to Tenant.

6.    Right of First Offer.

a,    If Landlord decides to offer the Leased Premises for sale to any third party during the Term, Landlord shall first offer by written notice (the “Offer”) to sell the Leased Premises to Tenant for a specific purchase price (the “ROFO Purchase Price”) and, upon such terms and conditions as Landlord, in Landlord's sole discretion, would otherwise intend to offer to sell the Leased Premises, prior to Landlord's offering to sell the Leased Premises to any such third party except that the terms and conditions of any such sale to Tenant shall be (i) consistent with the terms and provisions of this Paragraph 6 and (ii) the sale to Tenant shall be “AS IS”, “WHERE IS”, without any representation or warranty by Landlord, except for representations and warranties typical to commercial real estate transactions in Salt Lake County, Utah, but not any representation or warranty whatsoever relating to the physical, environmental or other condition of the Leased Premises. If Landlord shall make the Offer, then, whether or not Tenant has accepted the Offer, Landlord shall have the unilateral right, in Landlord's sole discretion, to revoke the Offer if an Event of Default exists under this Lease and continues to exist beyond any applicable cure period on the date on which Landlord shall give, or would otherwise be required to give, Tenant the Offer.

b.    Tenant shall have the right to accept the Offer only by giving Landlord written notice of such acceptance (the “ROFO Notice”) within fifteen (15) business days after delivery by Landlord to Tenant of the Offer. Time shall be of the essence with respect to said fifteen (15) business day period and delivery of the ROFO Notice by Tenant. If Tenant shall accept the Offer, Landlord and Tenant shall execute a purchase and sale agreement with respect to the Leased Premises, which purchase and sale agreement shall be in a form reasonably acceptable to Landlord and Tenant and consistent with this Paragraph 6. Notwithstanding anything to the contrary contained in this Lease upon the delivery of the ROFO Notice by Tenant, no event or circumstances affecting the Leased Premises including, but not limited to, a Condemnation or Casualty, shall give Tenant any right or option of Tenant to cancel, surrender or otherwise terminate this Lease.

c.    If Tenant does not accept, or fails to accept, the Offer in accordance with the provisions herein, Landlord shall be under no further obligation with respect to such Offer pursuant to the terms contained herein, and Tenant shall have forever waived and relinquished its right to such Offer, and Landlord shall at any and all times thereafter be entitled to market the Leased Premises to others upon such terms and conditions as Landlord in its sole discretion may determine. Tenant shall, within five (5) days after Landlord's request therefor, deliver an instrument in form reasonably satisfactory to Landlord confirming the aforesaid waiver, but no such instrument shall be necessary to make the provisions hereof effective.

d.    If Tenant does not timely deliver the ROFO Notice and the Leased Premises are transferred to a third party, Tenant will attorn to such third party as Landlord so long as such third party and Landlord notify Tenant in writing of such transfer and such third party assumes in writing all of Landlord’s obligations under the Lease arising from and after the date that such third-party acquires the Leased Premises. At the request of Landlord, Tenant will execute such documents confirming the agreement referred to above and such other agreements as Landlord may reasonably request, provided that such agreements do not increase the liabilities and obligations of Tenant hereunder.

e.    Notwithstanding anything to the contrary contained herein, the provisions of this Paragraph 6 shall not apply to or prohibit (i) any mortgaging, subjection to deed of trust or other hypothecation of Landlord's interest in the Leased Premises, (ii) any sale of the Leased Premises pursuant to a private power of sale under or judicial foreclosure of any Mortgage or other security instrument or device to which Landlord's interest in the Leased Premises is now or hereafter subject, (iii) any transfer of Landlord's interest in the Leased Premises to a Lender, beneficiary under deed of trust or other holder of a security interest therein or their designees by deed in lieu of foreclosure, (iv) any transfer of the Leased Premises to any governmental or quasi-governmental agency with power of condemnation, (v) any transfer of the Leased Premises or any interest therein or in Landlord to any affiliate of W. P. Carey Inc. (“WPC”) or to any entity for whom WPC or any of its affiliates or subsidiaries provides management or advisory services or investment advice, directly or indirectly, (vi) a transfer to any person or entity to whom WPC sells all or substantially all of its assets, (vii) any transfer of the interest of WPC or (viii) any transfer of the Leased Premises to any of the successors or assigns of any of the persons or entities referred to in the foregoing clauses (i) through (iv).

f.    If the Leased Premises is purchased by Tenant pursuant to this Paragraph 6, Landlord need not convey any better title thereto than that which was conveyed to Landlord, and Tenant shall accept such title, subject, however, to the Permitted Encumbrances and to all other liens, exceptions and restrictions on, against or relating to any of the Leased Premises and to all applicable Laws, but free of the lien of and security interest created by any Mortgage or assignment of leases and rents and liens, exceptions and restrictions on, against or relating to the Leased Premises which have been created by or resulted solely from acts of Landlord after the date of this Lease, unless the same are Permitted Encumbrances or customary utility easements benefiting the Leased Premises or were created with the concurrence of Tenant or as a result of a default by Tenant under this Lease.

g.    Upon the date fixed for a purchase of the Leased Premises pursuant to this Paragraph 6 which shall be a date mutually acceptable to Landlord and Tenant which shall be no later than either sixty (60) days following acceptance of the Offer (the “Purchase Date”), Tenant shall pay to Landlord, or to any Person to whom Landlord directs payment, the ROFO Purchase Price and all other sums payable by Tenant under the Offer, in Federal Funds, and Landlord shall deliver to Tenant or its designee (i) special warranty deeds or their equivalent which describe the Leased Premises being conveyed and conveys the title thereto as provided in Paragraph 6(f) above and (ii) such other instruments as shall be necessary to transfer the Leased Premises to Tenant or its designee. If on the Purchase Date any Monetary Obligations arising under the Lease remain outstanding Tenant shall pay to Landlord on the Purchase Date the amount of such Monetary Obligations; provided, however, for purposes of this sentence, “Monetary Obligations” shall not include Monetary Obligations that, but for the termination of the Lease pursuant to the next sentence, would first become due under the Lease following the Purchase Date and that do not relate to matters that first arose prior to such termination. Upon the completion of such purchase by Tenant or its designee, this Lease and all obligations and liabilities of Tenant hereunder shall terminate, except any obligations of Tenant under this Lease, actual or contingent, which arise on or prior to the expiration or termination of this Lease or which survive such expiration or termination by their own terms. Any prepaid Monetary Obligations paid to Landlord shall be prorated as of the Purchase Date, and the prorated unapplied balance shall be deducted from the ROFO Purchase Price due to Landlord; provided, that no apportionment of any Impositions shall be made upon any such purchase.

h.    If the completion of the purchase by Tenant or its designee pursuant to this Paragraph 6 shall be delayed after the date scheduled for such purchase, Basic Rent and Additional Rent shall continue to be due and payable until completion of such purchase.

7.    Modification.    Except as modified and amended by this Amendment, all of the conditions, covenants and terms of the Lease hereby are confirmed and ratified and shall continue to be and remain in full force and effect.

8.    Entire Agreement. This Amendment and the Lease together contain the entire understanding between the parties hereto and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof or thereof. Any guarantees, promises, representations or warranties not herein or therein contained and hereinafter made shall have no force and effect unless in writing and executed by the party or parties making such guarantees, promises, representations or warranties.

9.    Counterparts.    This Amendment may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one (1) and the same instrument.

10.    Enforceability. If any provision of this Amendment or its application to any person or circumstances is invalid or unenforceable to any extent, the remainder of this Amendment, or the applicability of such provision to other persons or circumstances, shall be valid and enforceable to the fullest extent permitted by law and shall be deemed to be separate from such invalid or unenforceable provisions and shall continue in full force and effect.

11.    Brokers. Each of Landlord and Tenant represents and warrants to the other that it has paid any realtors, brokers, finders or agents it worked with in connection with this Amendment, and each releases and agrees to indemnify the other from and against any claims based on the failure or alleged failure to pay any realtors, brokers, finders or agents and from any cost, expense or liability for any compensation, commission or changes claimed by any realtors, brokers, finders or agents claiming by, through or on behalf of it with respect to this Amendment or the negotiation of this Amendment.

12.    Governing Law. Paragraph 38(i) of the Lease is incorporated herein by this reference to the same extent as if fully set forth herein.

13.    Ratified.    The Lease and all covenants agreements, terms and conditions thereof shall remain in full force and effect, and are hereby ratified and confirmed, as modified by this Amendment.

14.    Binding Agreement.    This Amendment shall be binding on the parties hereto and their respective successors and assigns.

15.    Estoppel. Each of Landlord and Tenant hereby certifies to the other party that to the knowledge of such party, no default by either Landlord or Tenant exists under the Lease as modified and amended by this Amendment.

16.    Erroneous Amendment. Landlord and Tenant agree to deem the Erroneous Amendment null and void and of no further force or effect.

17.    Contingency. The effectiveness of this Amendment is conditioned upon the approval of Landlord’s existing mortgage lender. If Landlord has not notified Tenant of such mortgage lender’s approval within thirty (30) days following the Effective Date, this Amendment shall be deemed null and void, ab initio.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Amendment to be duly executed as of the date first above written.

LANDLORD:
MM (UT) QRS 11-59, INC.,
a Delaware corporation

By: /s/ Nicolas Isham
Name: Nicolas Isham
Title: Director

TENANT:
MERIT MEDICAL SYSTEMS, INC.,
a Utah corporation

By: /s/ George Frioux
Name: George Frioux
Title: V.P., Business Development

Signature Page to First Amendment to Lease